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                                                                  EXHIBIT 5.1

                       [COOLEY GODWARD LETTERHEAD]

September 2, 1998

CoCensys, Inc.
201 Technology Drive
Irvine, CA 92618

Ladies and Gentleman:


You have requested our opinion with respect to certain matters in connection with the filing by CoCensys, Inc., a Delaware corporation (the "Company"), of Amendment No. 1 to the Registration Statement on Form S-3 (SEC No. 333-58663) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering an additional 5,970,000 shares of the Company's Common Stock with a par value of $0.001 (the "Shares"). The Shares are issuable upon conversion of Series E Convertible Preferred Stock (the "Preferred Stock") issued by the Company in a private placement in June 1998. All of the Shares are to be sold by certain stockholders as described in the Registration Statement.


In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and delivered upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Powers, Designation, Preferences, Rights and Limitations of the Preferred Stock, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


COOLEY GODWARD LLP



By:  /s/ Andrea Vachss
    ---------------------------
    Andrea Vachss